Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
January 18, 2017

CITIGROUP REPORTS FOURTH QUARTER 2016 EARNINGS PER SHARE OF $1.14

CITIGROUP NET INCOME OF $3.6 BILLION

CITICORP NET INCOME OF $3.5 BILLION INCREASED 25%(1) VERSUS PRIOR YEAR PERIOD

CITIGROUP REVENUES OF $17.0 BILLION

CITICORP REVENUES OF $16.4 BILLION INCREASED 6%(1) VERSUS PRIOR YEAR PERIOD

CITICORP EFFICIENCY RATIO OF 58% IN 2016

CITIGROUP NET INTEREST MARGIN OF 2.79%

RETURNED $4.7 BILLION OF CAPITAL TO COMMON SHAREHOLDERS IN THE FOURTH QUARTER AND $10.7 BILLION IN FULL YEAR 2016

REPURCHASED 79 MILLION COMMON SHARES IN THE FOURTH QUARTER AND 196 MILLION IN FULL YEAR 2016

COMMON EQUITY TIER 1 CAPITAL RATIO OF 12.5%(2)
SUPPLEMENTARY LEVERAGE RATIO OF 7.2%(3)

BOOK VALUE PER SHARE OF $74.26
TANGIBLE BOOK VALUE PER SHARE OF $64.57(4)

New York, January 18, 2017 — Citigroup Inc. today reported net income for the fourth quarter 2016 of $3.6 billion, or $1.14 per diluted share, on revenues of $17.0 billion. This compared to net income of $3.3 billion, or $1.02 per diluted share, on revenues of $18.5 billion for the fourth quarter 2015.

Fourth quarter 2015 included CVA/DVA(5) of negative $181 million (negative $114 million after-tax). Excluding CVA/DVA, revenues decreased 9% from the prior year period, driven by the continued wind down of Citi Holdings, partially offset by a 6% increase in Citicorp revenues. Net income of $3.6 billion increased 4%, driven by a 25% increase in Citicorp net income. Earnings per share of $1.14 increased 8% from $1.06 per diluted share in the prior year period, driven by the growth in net income and a 5% reduction in average diluted shares outstanding.

Citi CEO Michael Corbat said, “We had a strong finish to 2016, bringing momentum into this year. We drove revenue growth in our businesses and demonstrated strong expense discipline across the firm. We achieved a full year Citicorp efficiency ratio of 58% as we had targeted, while again increasing our loans and deposits.

“This quarter marks the last time we will report the results of Citi Holdings separately. At its peak, Holdings had over $800 billion in assets, generating sometimes multi-billion dollar losses in a single quarter. Today, Holdings’ $54 billion of assets are only 3% of Citigroup’s balance sheet and, for the tenth quarter in a row, Holdings was profitable.

“Our core businesses are beginning to produce the returns our investors expect and deserve. In 2016, we returned nearly $11 billion in capital to our shareholders. Even with this capital return, we ended the year with a

Common Equity Tier 1 Capital ratio of 12.5%, 40 basis points higher than when we started the year, showing the capability of this franchise to consistently generate and return significant amounts of capital,” Mr. Corbat concluded.

Citigroup full year 2016 net income was $14.9 billion on revenues of $69.9 billion, compared to net income of $17.2 billion on revenues of $76.4 billion for the full year 2015. Full year 2015 results included CVA/DVA of $254 million ($162 million after-tax). Excluding CVA/DVA, Citigroup revenues decreased 8% and net income decreased 13% compared to the prior year. Citicorp revenues decreased 2% and net income decreased 11% compared to the prior year.

In the discussion throughout the remainder of this press release, Citigroup’s results of operations in the prior year period are presented excluding CVA/DVA, as applicable, for consistency with the current period’s presentation (see note 5 to this release). Percentage comparisons below are calculated for the fourth quarter 2016 versus the fourth quarter 2015, unless otherwise specified.

Citigroup ($ in millions, except per share amounts)	4Q’16	3Q’16		4Q’15	QoQ%	YoY%	2016	2015	%Δ
Citicorp	16,355	16,883		15,291	(3)%	7%	66,023	67,394	(2)%
Citi Holdings	657	877		3,165	(25)%	(79)%	3,852	8,960	(57)%
Total Revenues	$17,012	$17,760		$18,456	(4)%	(8)%	$69,875	$76,354	(8)%

Adjusted Revenues(a)	$17,012	$17,760		$18,637	(4)%	(9)%	$69,875	$76,100	(8)%

Expenses	$10,120	$10,404		$11,134	(3)%	(9)%	$41,416	$43,615	(5)%

Net Credit Losses	1,696	1,525		1,762	11%	(4)%	6,561	7,302	(10)%
Credit Reserve Build / (Release)(b)	64	176		588	(64)%	(89)%	217	(120)	NM
Provision for Benefits and Claims	32	35		164	(9)%	(80)%	204	731	(72)%
Total Cost of Credit	$1,792	$1,736		$2,514	3%	(29)%	$6,982	$7,913	(12)%

Income from Continuing Operations Before Taxes	$5,100	$5,620		$4,808	(9)%	6%	$21,477	$24,826	(13)%
Provision for Income Taxes	1,509	1,733		1,403	(13)%	8%	6,444	7,440	(13)%
Income from Continuing Operations	$3,591	$3,887		$3,405	(8)%	5%	$15,033	$17,386	(14)%
Net Income (Loss) from Discontinued Operations	(3)	(30)		(45)	90%	93%	(58)	(54)	(7)%
Non-Controlling Interest	15	17		25	(12)%	(40)%	63	90	(30)%
Citigroup Net Income	$3,573	$3,840		$3,335	(7)%	7%	$14,912	$17,242	(14)%

Adjusted Net Income(a)	$3,573	$3,840	-	$3,449	(7)%	4%	$14,912	$17,080	(13)%

Common Equity Tier 1 Capital Ratio	12.5%	12.6%		12.1%
Supplementary Leverage Ratio	7.2%	7.4%		7.1%
Return on Average Common Equity	6.2%	6.8%		5.9%
Book Value per Share	$74.26	$74.51		$69.46	—	7%
Tangible Book Value per Share	$64.57	$64.71		$60.61	—	7%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 4Q’15 and full year 2015.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $17.0 billion in the fourth quarter 2016 decreased 9%, driven by the absence of net gains on asset sales in Citi Holdings, partially offset by a 6% increase in Citicorp revenues. Excluding the impact of foreign exchange translation(6), Citigroup revenues decreased 7%, driven by a 79% decrease in Citi Holdings, partially offset by an 8% increase in Citicorp.

Citigroup’s net income increased to $3.6 billion in the fourth quarter 2016, primarily driven by the lower operating expenses and cost of credit, partially offset by lower revenues. Citigroup’s effective tax rate was 30% in the current quarter compared to 29% in the fourth quarter 2015.

Citigroup’s operating expenses decreased 9% to $10.1 billion in the fourth quarter 2016. In constant dollars, operating expenses fell 6%, mainly driven by lower expenses in Citi Holdings largely due to divestitures.

Citigroup’s cost of credit in the fourth quarter 2016 was $1.8 billion, a 29% decrease, driven by the absence of significant loan loss reserve builds related to energy exposures in Institutional Clients Group (ICG) as well as lower provision for benefits and claims and a decline in net credit losses.

Citigroup’s allowance for loan losses was $12.1 billion at quarter end, or 1.94% of total loans, compared to $12.6 billion, or 2.06% of total loans, at the end of the prior year period. Total non-accrual assets grew 6% from the prior year period to $5.8 billion. Consumer non-accrual loans declined 14% to $3.2 billion. Corporate non-accrual loans increased 52% to $2.4 billion, primarily related to energy-related loans in ICG, but were unchanged from the prior quarter.

Citigroup’s loans were $624 billion as of quarter end, up 1% from the prior year period, and 3% in constant dollars. In constant dollars, 6% growth in Citicorp loans was partially offset by continued declines in Citi Holdings, driven primarily by continued reductions in the North America mortgage portfolio.

Citigroup’s deposits were $929 billion as of quarter end, up 2%, and up 4% in constant dollars. In constant dollars, Citicorp deposits increased 5%, driven by a 6% increase in ICG deposits and a 3% increase in Global Consumer Banking (GCB) deposits.

Citigroup’s book value per share was $74.26 and tangible book value per share was $64.57, each as of year end 2016 and representing 7% increases over the prior year period. At year end, Citigroup’s Common Equity Tier 1 Capital ratio was 12.5%, up from 12.1% in the prior year period, driven primarily by earnings and a reduction in risk-weighted assets, partially offset by capital return. Citigroup’s Supplementary Leverage Ratio for the fourth quarter 2016 was 7.2%, up from 7.1% in the prior year period, driven by an increase in Tier 1 Capital which more than offset a slight increase in leverage exposure. During the fourth quarter 2016, Citigroup repurchased approximately 79 million common shares and returned a total of $4.7 billion to common shareholders in the form of common share repurchases and dividends. During the full year 2016, Citigroup repurchased approximately 196 million common shares and returned a total of $10.7 billion to common shareholders in the form of common share repurchases and dividends.

Citicorp ($ in millions, except as otherwise noted)	4Q’16	3Q’16	4Q’15	QoQ%	YoY%	2016	2015	%Δ
Global Consumer Banking	8,033	8,227	7,875	(2)%	2%	31,763	32,495	(2)%
Institutional Clients Group	8,340	8,628	7,309	(3)%	14%	33,850	33,991	—
Corporate / Other	(18)	28	107	NM	NM	410	908	(55)%
Total Revenues	$16,355	$16,883	$15,291	(3)%	7%	$66,023	$67,394	(2)%

Adjusted Revenues(a)	$16,355	$16,883	$15,477	(3)%	6%	$66,023	$67,125	(2)%

Expenses	$9,461	$9,578	$9,684	(1)%	(2)%	$38,245	$38,044	1%

Net Credit Losses	1,637	1,396	1,501	17%	9%	6,128	5,966	3%
Credit Reserve Build / (Release)(b)	143	298	516	(52)%	(72)%	680	358	90%
Provision for Benefits and Claims	32	25	30	28%	7%	105	107	(2)%
Total Cost of Credit	$1,812	$1,719	$2,047	5%	(11)%	$6,913	$6,431	7%

Net Income	$3,486	$3,766	$2,665	(7)%	31%	$14,312	$16,268	(12)%

Adjusted Net Income(a)	$3,486	$3,766	$2,782	(7)%	25%	$14,312	$16,096	(11)%

Adjusted Revenues(a)
North America	8,131	8,488	7,649	(4)%	6%	32,773	32,540	1%
EMEA	2,653	2,554	2,132	4%	24%	10,029	9,826	2%
Latin America	2,232	2,266	2,331	(2)%	(4)%	8,995	9,813	(8)%
Asia	3,357	3,547	3,258	(5)%	3%	13,816	14,038	(2)%
Corporate / Other	(18)	28	107	NM	NM	410	908	(55)%

Adjusted Income from Continuing Operations(a)
North America	1,759	1,930	1,510	(9)%	16%	7,034	7,728	(9)%
EMEA	677	680	231	—	NM	2,476	2,255	10%
Latin America	514	563	342	(9)%	50%	2,150	2,256	(5)%
Asia	798	887	658	(10)%	21%	3,376	3,494	(3)%
Corporate / Other	(244)	(247)	101	1%	NM	(609)	496	NM

EOP Assets ($B)	1,738	1,757	1,650	(1)%	5%	1,738	1,650	5%
EOP Loans ($B)	591	599	569	(1)%	4%	591	569	4%
EOP Deposits ($B)	927	934	898	(1)%	3%	927	898	3%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 4Q’15 and full year 2015.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $16.4 billion increased 6%, driven by an 11% increase in ICG revenues and a 2% increase in GCB. Corporate/Other revenues were negative $18 million, compared to positive $107 million in the prior year period, due to the absence of the equity contribution from Citi’s stake in China Guangfa Bank, which was divested in the third quarter 2016, as well as gains on asset sales in the prior year period.

Citicorp net income increased to $3.5 billion, from $2.8 billion in the prior year period, primarily driven by the higher revenues as well as lower operating expenses and lower cost of credit.

Citicorp operating expenses decreased 2% to $9.5 billion, as investment spending was more than offset by efficiency savings, lower repositioning costs and a benefit from the impact of foreign exchange translation.

Citicorp cost of credit of $1.8 billion in the fourth quarter 2016 decreased 11% from the prior year period. This decrease was driven by lower loan loss reserve builds, in particular in ICG, partially offset by higher net credit losses in GCB. Citicorp’s consumer loans 90+ days delinquent increased 8% to $2.3 billion, and the 90+ days delinquency ratio increased to 0.79% of loans, from 0.77% in the prior year period.

Citicorp end of period loans of $591 billion increased 4%. In constant dollars, Citicorp end of period loans grew 6%, with 4% growth in corporate loans to $299 billion and 8% growth in consumer loans to $292 billion.

Global Consumer Banking ($ in millions, except as otherwise noted)	4Q’16	3Q’16	4Q’15	QoQ%	YoY%	2016	2015	%Δ
North America	5,114	5,212	4,870	(2)%	5%	19,956	19,718	1%
Latin America	1,223	1,257	1,361	(3)%	(10)%	4,969	5,770	(14)%
Asia(a)	1,696	1,758	1,644	(4)%	3%	6,838	7,007	(2)%
Total Revenues	$8,033	$8,227	$7,875	(2)%	2%	$31,763	$32,495	(2)%

Expenses	$4,364	$4,440	$4,346	(2)%	—	$17,516	$17,220	2%

Net Credit Losses	1,518	1,351	1,405	12%	8%	5,612	5,752	(2)%
Credit Reserve Build / (Release)(b)	158	433	(38)	(64)%	NM	710	(390)	NM
Provision for Benefits and Claims	32	25	30	28%	7%	105	107	(2)%
Total Cost of Credit	$1,708	$1,809	$1,397	(6)%	22%	$6,427	$5,469	18%

Net Income	$1,265	$1,285	$1,361	(2)%	(7)%	$5,101	$6,366	(20)%

Income from Continuing Operations
North America	843	811	993	4%	(15)%	3,356	4,311	(22)%
Latin America	162	167	152	(3)%	7%	669	868	(23)%
Asia(a)	261	310	217	(16)%	20%	1,083	1,197	(10)%

Key Indicators ($B)
Retail Banking Average Loans	138	142	141	(3)%	(2)%	141	141	(1)%
Retail Banking Average Deposits	303	303	295	—	3%	300	297	1%
Investment Sales	19	20	17	(5)%	8%	73	88	(17)%
Cards Average Loans	149	146	132	3%	14%	140	131	7%
Cards Purchase Sales	125	115	96	8%	30%	421	355	19%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.0 billion increased 2% due to a 5% increase in North America GCB revenues. In constant dollars, revenues increased 5%, driven by a 5% increase in North America GCB and a 5% increase in international GCB.

GCB net income decreased 7% to $1.3 billion, as the higher revenues were more than offset by higher cost of credit. Operating expenses were largely flat at $4.4 billion, and increased 3% in constant dollars, driven by the addition of the Costco portfolio, volume growth and continued investments, partially offset by ongoing efficiency savings.

North America GCB revenues of $5.1 billion increased 5%, with higher revenues in Citi-branded cards and flat revenues in Citi retail services partially offset by a decline in retail banking. Citi-branded cards revenues of $2.2 billion increased 15%, reflecting the addition of the Costco portfolio as well as modest organic growth driven by higher volumes. Citi retail services revenues of $1.6 billion were largely flat, as growth in core portfolios was offset by the absence of revenue from portfolio exits and the continued impact of previously-disclosed partnership renewals. Retail banking revenues declined 4% to $1.3 billion, mostly reflecting lower mortgage revenues.

North America GCB net income was $844 million, down 15%, driven by an increase in cost of credit and higher operating expenses, partially offset by the higher revenues. Operating expenses increased 6% to $2.5 billion, primarily driven by the addition of the Costco portfolio, volume growth and continued marketing investments, partially offset by efficiency savings.

North America GCB cost of credit increased 43% to $1.2 billion. The net loan loss reserve build in the fourth quarter 2016 was $113 million, compared to a net loan loss reserve release of $63 million in the prior year period, mostly reflecting a reserve build in cards driven by the ongoing impact of the acquisition of the Costco portfolio and organic volume growth. Net credit losses of $1.1 billion increased 21%, driven by the Costco portfolio acquisition, volume growth, and seasoning, and the impact of regulatory changes on collections in the cards businesses.

International GCB revenues decreased 3% to $2.9 billion. In constant dollars, revenues increased 5%. On such basis, revenues in Latin America GCB of $1.2 billion increased 8%, driven by growth in retail loans and deposits, partially offset by lower card revenues. Revenues in Asia GCB of $1.7 billion increased 4%, driven by growth in wealth management and cards revenues.

International GCB net income increased 14% to $421 million. In constant dollars, net income increased 36%, driven by the higher revenue, lower operating expenses and lower credit costs. Operating expenses decreased 6% on a reported basis and were 1% lower versus the prior year period in constant dollars. Credit costs decreased 11% on a reported basis and 1% in constant dollars. On such basis, the net loan loss reserve build was $45 million, compared to $24 million in the prior year period, net credit losses decreased 8% and the net credit loss rate was 1.55% of average loans, improved from 1.62% in the prior year period.

Institutional Clients Group ($ in millions)	4Q’16	3Q’16	4Q’15	QoQ%	YoY%	2016	2015	%Δ
Treasury & Trade Solutions	2,060	2,039	1,992	1%	3%	8,098	7,770	4%
Investment Banking	1,134	1,086	1,131	4%	—	4,312	4,567	(6)%
Private Bank	731	746	691	(2)%	6%	2,961	2,862	3%
Corporate Lending(a)	462	450	432	3%	7%	1,756	1,817	(3)%
Total Banking	4,387	4,321	4,246	2%	3%	17,127	17,016	1%
Fixed Income Markets	3,010	3,466	2,221	(13)%	36%	13,029	11,318	15%
Equity Markets	694	663	603	5%	15%	2,851	3,121	(9)%
Securities Services	533	536	517	(1)%	3%	2,162	2,143	1%
Other	(177)	(140)	(78)	(26)%	NM	(725)	(200)	NM
Total Markets & Securities Services	4,060	4,525	3,263	(10)%	24%	17,317	16,382	6%
Product Revenues(b)	$8,447	$8,846	$7,509	(5)%	12%	$34,444	$33,398	3%
Gain / (Loss) on Loan Hedges	(107)	(218)	(14)	51%	NM	(594)	324	NM
Total Revenues(c)	$8,340	$8,628	$7,495	(3)%	11%	$33,850	$33,722	—
CVA / DVA (as excluded above)	—	—	(186)	—	100%	—	269	(100)%
Total Revenues	$8,340	$8,628	$7,309	(3)%	14%	$33,850	$33,991	—

Expenses	$4,630	$4,680	$4,865	(1)%	(5)%	$18,939	$19,074	(1)%

Net Credit Losses	119	45	96	NM	24%	516	214	NM
Credit Reserve Build / (Release)(d)	(15)	(135)	554	89%	NM	(30)	748	NM
Total Cost of Credit	$104	$(90)	$650	NM	(84)%	$486	$962	(49)%

Net Income	$2,470	$2,753	$1,255	(10)%	97%	$9,870	$9,478	4%

Adjusted Net Income(c)	$2,470	$2,753	$1,372	(10)%	80%	$9,870	$9,306	6%

Adjusted Revenues(c)
North America	3,017	3,276	2,779	(8)%	9%	12,817	12,822	—
EMEA	2,653	2,554	2,132	4%	24%	10,029	9,826	2%
Latin America	1,009	1,009	970	—	4%	4,026	4,043	—
Asia	1,661	1,789	1,614	(7)%	3%	6,978	7,031	(1)%

Adjusted Income from Continuing Operations(c)
North America	916	1,119	517	(18)%	77%	3,678	3,417	8%
EMEA	677	680	231	—	NM	2,476	2,255	10%
Latin America	352	396	190	(11)%	85%	1,481	1,388	7%
Asia	537	577	441	(7)%	22%	2,293	2,297	—

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on hedges related to accrual loans.  For additional information, please refer to Footnote 7.

(b) Excludes CVA / DVA in 4Q’15 and full year 2015 as well as gain / (loss) on hedges related to accrual loans in all periods.

(c) Excludes CVA / DVA in 4Q’15 and full year 2015.  For additional information, please refer to Appendix A.

(d) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $8.3 billion increased 11%, driven by broad momentum across the franchise including a 24% increase in Markets and Securities Services revenues.

Banking revenues of $4.3 billion increased 1% (including gain / (loss) on loan hedges)(7). Excluding gain / (loss) on loan hedges in Corporate Lending, Banking revenues of $4.4 billion increased 3%. Treasury and Trade Solutions (TTS) revenues of $2.1 billion increased 3%. In constant dollars, TTS revenues grew 6%, reflecting continued growth in transaction volumes. Investment Banking revenues of $1.1 billion were approximately unchanged versus the prior year period. Advisory revenues decreased 2% to $296 million, debt underwriting revenues increased 4% to $648 million, and equity underwriting fell 8% to $190 million, reflecting lower industry-wide underwriting activity during the current quarter. Private Bank revenues increased 6% to $731 million, driven by higher loan balances and higher spreads. Corporate Lending revenues of $462 million increased 7% (excluding gain / (loss) on loan hedges) reflecting the impact of loan sale activity in the prior year period.

Markets and Securities Services revenues of $4.1 billion increased 24%. Fixed Income Markets revenues of $3.0 billion in the fourth quarter 2016 increased 36%, reflecting increased client activity and improved trading conditions in spread products and rates and currencies. Equity Markets revenues of $694 million increased 15%, driven by improved performance, particularly in derivatives. Securities Services revenues of $533 million increased 3%, as increased client activity, higher deposit volumes and improved spreads more than offset the impact of divestitures.

ICG net income of $2.5 billion increased 80%, driven by the higher revenues, lower cost of credit and lower operating expenses. ICG operating expenses decreased 5% to $4.6 billion, driven by efficiency savings, lower repositioning costs and a benefit from foreign exchange translation. ICG cost of credit was $104 million, compared to $650 million in the prior year period. ICG cost of credit included net credit losses of $119 million ($96 million in the prior year period) and a net loan loss reserve release of $15 million (net loan loss reserve build of $554 million in the prior year period). The improvement in cost of credit largely reflected the absence of significant reserve builds for energy-related exposures as well as an improvement in macroeconomic conditions relative to the prior year period.

ICG average loans grew 3% to $303 billion while end of period deposits increased 4% to $610 billion. In constant dollars, average loans increased 4%, while end of period deposits increased 6%.

Citi Holdings ($ in millions, except as otherwise noted)	4Q’16	3Q’16	4Q’15	QoQ%	YoY%	2016	2015	%Δ
Total Revenues	$657	$877	$3,165	(25)%	(79)%	$3,852	$8,960	(57)%

Adjusted Revenues(a)	$657	$877	$3,160	(25)%	(79)%	$3,852	$8,975	(57)%

Expenses	$659	$826	$1,450	(20)%	(55)%	$3,171	$5,571	(43)%

Net Credit Losses	59	129	261	(54)%	(77)%	433	1,336	(68)%
Credit Reserve Build / (Release)(b)	(79)	(122)	72	35%	NM	(463)	(478)	3%
Provision for Benefits and Claims	—	10	134	(100)%	(100)%	99	624	(84)%
Total Cost of Credit	$(20)	$17	$467	NM	NM	$69	$1,482	(95)%

Net Income	$87	$74	$670	18%	(87)%	$600	$974	(38)%

Adjusted Net Income(a)	$87	$74	$667	18%	(87)%	$600	$984	(39)%

EOP Assets ($B)	54	61	81	(11)%	(33)%	54	81	(33)%
EOP Loans ($B)	33	39	49	(15)%	(32)%	33	49	(32)%
EOP Deposits ($B)	2	6	10	(63)%	(79)%	2	10	(79)%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 4Q’15 and full year 2015.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues of $657 million decreased 79% from the prior year period, mainly reflecting the absence of net gains from asset sales. As of the end of the fourth quarter 2016, Citi Holdings assets were $54 billion, 33% below the prior year period and 11% below the prior quarter, primarily reflecting continued asset sales. As of January 18, 2017, Citigroup had signed agreements to reduce Citi Holdings assets by an additional $9 billion.

Citi Holdings net income was $87 million, compared to $667 million in the prior year period, reflecting the lower revenue, partially offset by lower operating expenses and lower cost of credit. Citi Holdings operating expenses declined 55% to $659 million, primarily driven by the ongoing decline in assets and lower legal and repositioning costs.

Citi Holdings cost of credit of negative $20 million compared to $467 million in the prior year period. Net credit losses declined 77% to $59 million, reflecting the impact of ongoing divestiture activity as well as continued improvement in the North America mortgage portfolio, and the provision for benefits and claims declined by $134 million to zero reflecting lower insurance-related assets. The net loan loss reserve release was $79 million, compared to a build of $72 million in the prior year period.

Citi Holdings allowance for credit losses was $1.3 billion at the end of the fourth quarter 2016, or 4.0% of loans, compared to $2.3 billion, or 4.7% of loans, in the prior year period. 90+ days delinquent consumer loans in Citi Holdings decreased 10% to $834 million, or 2.6% of loans.

Citicorp Results by Region(a)	Revenues			Income from Continuing Ops.
($ in millions)	4Q’16	3Q’16	4Q’15	4Q’16	3Q’16	4Q’15
North America
Global Consumer Banking	5,114	5,212	4,870	843	811	993
Institutional Clients Group	3,017	3,276	2,779	916	1,119	517
Total North America	$8,131	$8,488	$7,649	$1,759	$1,930	$1,510

EMEA (Institutional Clients Group only)	$2,653	$2,554	$2,132	$677	$680	$231

Latin America
Global Consumer Banking	1,223	1,257	1,361	162	167	152
Institutional Clients Group	1,009	1,009	970	352	396	190
Total Latin America	$2,232	$2,266	$2,331	$514	$563	$342

Asia
Global Consumer Banking(b)	1,696	1,758	1,644	261	310	217
Institutional Clients Group	1,661	1,789	1,614	537	577	441
Total Asia	$3,357	$3,547	$3,258	$798	$887	$658

Corporate / Other	$(18)	$28	$107	$(244)	$(247)	$101

Citicorp	$16,355	$16,883	$15,477	$3,504	$3,813	$2,842

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in 4Q’15.  For additional information, please refer to Appendix A.

(b) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

Citicorp Results by Region(a)	Revenues		Income from Continuing Ops.
($ in millions)	2016	2015	2016	2015
North America
Global Consumer Banking	19,956	19,718	3,356	4,311
Institutional Clients Group	12,817	12,822	3,678	3,417
Total North America	$32,773	$32,540	$7,034	$7,728

EMEA (Institutional Clients Group only)	$10,029	$9,826	$2,476	$2,255

Latin America
Global Consumer Banking	4,969	5,770	669	868
Institutional Clients Group	4,026	4,043	1,481	1,388
Total Latin America	$8,995	$9,813	$2,150	$2,256

Asia
Global Consumer Banking(b)	6,838	7,007	1,083	1,197
Institutional Clients Group	6,978	7,031	2,293	2,297
Total Asia	$13,816	$14,038	$3,376	$3,494

Corporate / Other	$410	$908	$(609)	$496

Citicorp	$66,023	$67,125	$14,427	$16,229

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in full year 2015.  For additional information, please refer to Appendix A.

(b) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 31487788.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Fourth Quarter 2016 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2015 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($ in millions, except per share amounts)	4Q’16	3Q’16	4Q’15	2016	2015
Reported Revenues (GAAP)	$17,012	$17,760	$18,456	$69,875	$76,354
Impact of CVA / DVA	—	—	(181)	—	254
Adjusted Revenues	$17,012	$17,760	$18,637	$69,875	$76,100
Impact of FX Translation	—	(194)	(366)	—	(1,729)
Adjusted Revenues in Constant Dollars	$17,012	$17,566	$18,271	$69,875	$74,371

Reported Net Income (GAAP)	$3,573	$3,840	$3,335	$14,912	$17,242
Impact of CVA / DVA	—	—	(114)	—	162
Adjusted Net Income	$3,573	$3,840	$3,449	$14,912	$17,080
Preferred Dividends	320	225	265	1,077	769
Adjusted Net Income to Common	$3,253	$3,615	$3,184	$13,835	$16,311

Reported EPS (GAAP)	$1.14	$1.24	$1.02	$4.72	$5.40
Impact of CVA / DVA	—	—	(0.04)	—	0.05
Adjusted EPS	$1.14	$1.24	$1.06	$4.72	$5.35

Average Assets ($B)	$1,820	$1,830	$1,784	$1,809	$1,824

Adjusted ROA	0.78%	0.83%	0.77%	0.82%	0.94%

Average TCE	$181,709	$184,492	$178,981	$182,135	$176,505

Adjusted RoTCE	7.1%	7.8%	7.1%	7.6%	9.2%

Note: Totals may not sum due to rounding.

Citicorp ($in millions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported Revenues (GAAP)	$16,355	$16,883	$15,291	$66,023	$67,394
Impact of CVA / DVA	—	—	(186)	—	269
Adjusted Revenues	$16,355	$16,883	$15,477	$66,023	$67,125
Impact of FX Translation	—	(184)	(349)	—	(1,589)
Adjusted Revenues in Constant Dollars	$16,355	$16,699	$15,128	$66,023	$65,536

Reported Net Income (GAAP)	$3,486	$3,766	$2,665	$14,312	$16,268
Impact of CVA / DVA	—	—	(117)	—	172
Adjusted Net Income	$3,486	$3,766	$2,782	$14,312	$16,096

Note: Totals may not sum due to rounding.

Institutional Clients Group ($in millions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported Revenues (GAAP)	$8,340	$8,628	$7,309	$33,850	$33,991
Impact of CVA / DVA	—	—	(186)	—	269
Adjusted Revenues	$8,340	$8,628	$7,495	$33,850	$33,722

Reported Net Income (GAAP)	$2,470	$2,753	$1,255	$9,870	$9,478
Impact of CVA / DVA	—	—	(117)	—	172
Adjusted Net Income	$2,470	$2,753	$1,372	$9,870	$9,306

Note: Totals may not sum due to rounding.

Citi Holdings ($in millions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported Revenues (GAAP)	$657	$877	$3,165	$3,852	$8,960
Impact of CVA / DVA	—	—	5	—	(15)
Adjusted Revenues	$657	$877	$3,160	$3,852	$8,975
Impact of FX Translation	—	(10)	(18)	—	(139)
Adjusted Revenues in Constant Dollars	$657	$867	$3,142	$3,852	$8,836

Reported Net Income (GAAP)	$87	$74	$670	$600	$974
Impact of CVA / DVA	—	—	3	—	(10)
Adjusted Net Income	$87	$74	$667	$600	$984

Note: Totals may not sum due to rounding.

Appendix B

Citigroup
($ in billions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported EOP Loans	$624	$638	$618	$624	$618
Impact of FX Translation	—	(9)	(9)	—	(9)
EOP Loans in Constant Dollars	$624	$629	$609	$624	$609

Reported EOP Deposits	$929	$940	$908	$929	$908
Impact of FX Translation	—	(16)	(15)	—	(15)
EOP Deposits in Constant Dollars	$929	$925	$893	$929	$893

Note: Totals may not sum due to rounding.

Citicorp
($ in billions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported EOP Loans	$591	$599	$569	$591	$569
Impact of FX Translation	—	(9)	(9)	—	(9)
EOP Loans in Constant Dollars	$591	$591	$560	$591	$560

Reported EOP Deposits	$927	$934	$898	$927	$898
Impact of FX Translation	—	(16)	(15)	—	(15)
EOP Deposits in Constant Dollars	$927	$919	$883	$927	$883

Note: Totals may not sum due to rounding.

Global Consumer Banking
($ in billions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported EOP Loans	$292	$290	$277	$292	$277
Impact of FX Translation	—	(5)	(5)	—	(5)
EOP Loans in Constant Dollars	$292	$284	$272	$292	$272

Reported EOP Deposits	$301	$307	$298	$301	$298
Impact of FX Translation	—	(5)	(6)	—	(6)
EOP Deposits in Constant Dollars	$301	$302	$292	$301	$292

Note: Totals may not sum due to rounding.

Institutional Clients Group
($ in billions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported Average Loans	$303	$306	$294	$302	$288
Impact of FX Translation	—	(3)	(4)	—	(4)
Average Loans in Constant Dollars	$303	$303	$290	$302	$284

Reported EOP Deposits	$610	$617	$588	$610	$588
Impact of FX Translation	—	(11)	(9)	—	(9)
EOP Deposits in Constant Dollars	$610	$606	$579	$610	$579

Note:  Totals may not sum due to rounding.

Appendix B (Cont.)

International Consumer Banking
($ in millions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported Revenues	$2,919	$3,015	$3,005	$11,807	$12,777
Impact of FX Translation	—	(93)	(234)	—	(1,003)
Revenues in Constant Dollars	$2,919	$2,922	$2,771	$11,807	$11,774

Reported Expenses	$1,822	$1,840	$1,941	$7,436	$7,839
Impact of FX Translation	—	(51)	(109)	—	(465)
Expenses in Constant Dollars	$1,822	$1,789	$1,832	$7,436	$7,374

Reported Credit Costs	$479	$465	$538	$1,815	$2,010
Impact of FX Translation	—	(18)	(53)	—	(213)
Credit Costs in Constant Dollars	$479	$447	$485	$1,815	$1,797

Reported Net Income	$421	$474	$369	$1,743	$2,058
Impact of FX Translation	—	(17)	(60)	—	(242)
Net Income in Constant Dollars	$421	$457	$309	$1,743	$1,816

Note: Totals may not sum due to rounding.

Latin America Consumer Banking
($ in millions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported Revenues	$1,223	$1,257	$1,361	$4,969	$5,770
Impact of FX Translation	—	(59)	(227)	—	(873)
Revenues in Constant Dollars	$1,223	$1,198	$1,134	$4,969	$4,897

Reported Expenses	$691	$713	$824	$2,850	$3,262
Impact of FX Translation	—	(27)	(100)	—	(360)
Expenses in Constant Dollars	$691	$686	$724	$2,850	$2,902

Note: Totals may not sum due to rounding.

Asia Consumer Banking(1)
($ in millions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported Revenues	$1,696	$1,758	$1,644	$6,838	$7,007
Impact of FX Translation	—	(34)	(7)	—	(130)
Revenues in Constant Dollars	$1,696	$1,724	$1,637	$6,838	$6,877

Reported Expenses	$1,131	$1,127	$1,117	$4,586	$4,577
Impact of FX Translation	—	(24)	(9)	—	(105)
Expenses in Constant Dollars	$1,131	$1,103	$1,108	$4,586	$4,472

Note: Totals may not sum due to rounding.

(1)  Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions
($ in millions)	4Q’16	3Q’16	4Q’15	2016	2015
Reported Revenues	$2,060	$2,039	$1,992	$8,098	$7,770
Impact of FX Translation	—	(16)	(48)	—	(256)
Revenues in Constant Dollars	$2,060	$2,023	$1,944	$8,098	$7,514

Note: Totals may not sum due to rounding.

Appendix C

($ in millions)	12/31/2016(1)	9/30/2016	12/31/2015

Citigroup Common Stockholders’ Equity(2)	$206,051	$212,506	$205,286
Add: Qualifying noncontrolling interests	129	140	145
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(3)	(560)	(232)	(617)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	(61)	335	441
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	20,880	21,763	21,980
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,910	5,177	3,586
Defined benefit pension plan net assets	857	891	794
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	21,174	22,503	23,659
Excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(6)	9,452	7,077	8,723

Common Equity Tier 1 Capital (CET1)	$149,528	$155,132	$146,865

Risk-Weighted Assets (RWA)	$1,192,096	$1,228,283	$1,216,277

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	12.5%	12.6%	12.1%

Note:  Citi’s Common Equity Tier 1 Capital ratio and related components reflect full implementation of the U.S. Basel III rules. Risk-weighted assets are based on the Basel III Advanced Approaches for determining total risk-weighted assets.

(1)              Preliminary.

(2)              Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(3)              Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)              The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own- credit valuation adjustments on derivatives are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)              Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(6)              Assets subject to the 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

1

Appendix D

($ in millions)	12/31/2016(1)	9/30/2016	12/31/2015

Common Equity Tier 1 Capital (CET1)	$149,528	$155,132	$146,865

Additional Tier 1 Capital (AT1)(2)	19,837	19,628	17,171

Total Tier 1 Capital (T1C) (CET1 + AT1)	$169,365	$174,760	$164,036

Total Leverage Exposure (TLE)	$2,345,442	$2,360,520	$2,317,849

Supplementary Leverage Ratio (T1C / TLE)	7.2%	7.4%	7.1%

Note:  Citi’s Supplementary Leverage Ratio and related components reflect full implementation of the U.S. Basel III rules.

(1)              Preliminary.

(2)              Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ in millions, except per share amounts)	12/31/2016(1)	9/30/2016	12/31/2015
Total Citigroup Stockholders’ Equity	$225,120	$231,575	$221,857
Less: Preferred Stock	19,253	19,253	16,718
Common Equity	$205,867	$212,322	$205,139
Less:
Goodwill	21,659	22,539	22,349
Intangible Assets (other than MSRs)	5,114	5,358	3,721
Goodwill and Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	72	30	68
Tangible Common Equity (TCE)	$179,022	$184,395	$179,001

Common Shares Outstanding (CSO)	2,772	2,850	2,953

Tangible Book Value Per Share (TCE / CSO)	$64.57	$64.71	$60.61

(1)  Preliminary.

(1) Excludes CVA/DVA in the fourth quarter of 2015. For more information, please refer to Appendix A and Footnote 5.

(2) Preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio, which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C.

(3) Preliminary. Citigroup’s Supplementary Leverage Ratio (SLR), which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s SLR, see Appendix D.

(4) Preliminary. Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

(5) Credit Valuation Adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges; Funding Valuation Adjustments (FVA) on derivatives; and Debt Valuation Adjustments (DVA) on Citigroup’s fair value option liabilities (collectively referred to as CVA/DVA). Effective January 1, 2016, Citigroup early adopted on a prospective basis the amendment in ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, related to the presentation of DVA on fair value option liabilities. Accordingly, beginning in the first quarter 2016, the portion of the change in fair value of these liabilities related to changes in Citigroup’s own credit spreads (DVA) are reflected as a component of Accumulated Other Comprehensive Income (AOCI); previously these amounts were recognized in Citigroup’s revenues and net income. In this release, results for the fourth quarter 2015 and full year 2015 exclude the impact of CVA/DVA, as applicable, for consistency with the current period’s presentation. Citigroup’s results of operations excluding the impact of CVA/DVA in such prior period are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix A.

(6) Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendices A and B.

(7) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate accrual loan portfolio. The fixed premium cost of these hedges is included in (netted against) the core lending revenues. Results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures.